Exhibit 10.33

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, made as of March 6, 2007, by and between LE@P TECHNOLOGY, INC., a Delaware corporation located at 5601 N. Dixie Highway, Suite 411, Fort Lauderdale, Fl 33334 (the “Corporation”), and HOWARD BENJAMIN (“Employee”), an individual residing at 410 Marret Road, Lexington, Massachusetts 02421.

W I T N E S S E T H :

     WHEREAS, the Corporation and Employee desire to enter into this Agreement pursuant to which the Corporation agrees to employ Employee and Employee agrees to accept such employment by the Corporation, in each case on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1.          Employment. Subject to the terms, conditions and provisions of this Agreement, the Corporation hereby agrees to employ Employee and Employee hereby agrees to be employed by the Corporation, in each case effective on March 5, 2007 (the “Effective Date”) and continuing thereafter until the earlier to occur of (i) the expiration of the Term (as defined below) and (ii) the termination of the employment of Employee hereunder pursuant to the provisions of Section 7 of this Agreement (such period is referred to as the “Employment Period”) as its Vice President of Research and Development. During the Employment Period, Employee shall have responsibility for and the authority to carry out such job-related duties as are assigned to Employee from time to time by the Board of Directors of the Corporation (the “Board of Directors”).

     2.          Performance of Services. Employee hereby accepts such employment and agrees that during the Employment Period he will devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation (the “Business”) and will perform the duties assigned to him from time to time pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors, and to the policies of the Corporation generally applicable to its executive employees. Employee acknowledges and agrees (i) that all computers and internet access furnished by the Corporation to Employee are provided to Employee exclusively for use in performing his job-related duties and are not for personal use and (ii) that Employee has no expectation of privacy for any content sent, received or stored on the Corporation’s computer systems, including material that Employee has deleted.

     3.          Term. The term of Employee’s employment under this Agreement shall commence on the Effective Date and end on March 4, 2008, unless his employment hereunder is terminated prior to the expiration of the term pursuant to the provisions of Section 7 hereof or such term is extended in accordance with the provisions set forth below in this Section 3. The term of Employee’s employment under this Agreement shall automatically be extended for an additional one-year period each March 5, beginning March 5, 2008, unless either Employee or the Corporation delivers written notice to the other party, not later than ninety (90) days before such March 5, of their election that the term of Employee’s employment under this Agreement not be extended. For purposes of this Agreement, the term of Employee’s employment under this Agreement shall be referred to as the “Term”. It is understood and agreed that if Employee continues to be employed by the Corporation subsequent to the expiration of the Term such employment will be on an “at will” basis and will not be subject to any of the terms and provisions of this Agreement.

     4.          Compensation. As compensation for Employee’s services hereunder, the Corporation agrees to the following:

                              (a)          Salary. Employee shall receive a salary during the Employment Period (the “Base Salary”) at the rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with the Corporation’s standard payroll practices. The amount of the Base Salary may be increased (but not decreased) by the Board of Directors at any time and from time to time at the Board of Directors’ discretion.

                              (b)          Discretionary Bonus. During the Employment Period, Employee shall be eligible to receive a discretionary bonus on an annual basis as determined by the Board of Directors in its sole discretion; provided, however, that the amount of Employee’s minimum bonus opportunity with respect to each fiscal year during the Term shall be no less than one-third (1/3) of his Base Salary in effect for such fiscal year. The determination by the Board of Directors as to the amount, if any, of discretionary bonus to award to Employee in respect of any fiscal year shall be made after evaluating and considering whether Employee attained the measures of performance, if any, applicable to such fiscal year. The nature of the measures of performance and the bonus formula or scale used to compute the amount of discretionary bonus to which Employee shall be eligible during any given fiscal year upon attaining such measures of performance shall be determined by the Board of Directors (or a committee of the Board of Directors) within sixty (60) days after the end of the immediately preceding fiscal year. It shall be a condition precedent to Employee’s eligibility to earn any discretionary bonus in respect of any fiscal year of the Corporation that Employee remain continuously employed by the Corporation. Any discretionary bonus in respect of any fiscal year of the Corporation shall be paid to Employee, to the extent, if any, earned, within ninety (90) days after the end of such fiscal year.

                              (c)          Options.

                              (i)          Employee shall be granted options to purchase common stock of the Corporation (“Common Stock”) in an aggregate amount equal to one percent (1%) of the fully diluted equity of the Corporation (the “Options”). The Options shall vest as follows: (x) thirty-three and one-third percent (33 1/3%) shall vest on the Effective Date; (y) thirty-three and one-third percent (33 1/3%) shall vest on the second anniversary of the Effective Date; and (z) thirty-three and one-third percent (33 1/3%) shall vest on the third anniversary of the Effective Date. Notwithstanding the foregoing, the Board of Directors may grant additional options and determine the vesting of such additional options in its sole discretion.

                              (ii)          Upon exercise of the Options to acquire underlying shares of Common Stock of the Corporation (the “Underlying Shares”), Employee shall have the right to sell, transfer or dispose of (“Transfer”) the Underlying Shares subject to the provisions of this Section 4(c)(ii). In the event that Employee desires to Transfer any of the Underlying Shares pursuant to an offer made by an unaffiliated third party (a “Third Party Purchaser”), Employee shall immediately give written notice to the Corporation indicating his desire to Transfer such Underlying Shares and the terms of such unaffiliated third party offer, including price and number of Underlying Shares to be Transferred (a “Third Party Offer Notice”). The Corporation, or its assigns, shall have the right to purchase all or any portion of such Underlying Shares to be Transferred to the Third Party Purchaser on the same terms as set forth in the Third Party Offer Notice by giving written notice, of its election to purchase and consummate the purchase of such Underlying Shares within five (5) business days of receipt of the Third Party Offer Notice. In the event that Employee desires to Transfer any of the Underlying Shares in the open market, Employee shall immediately give written notice to the Corporation indicating his desire to Transfer such Underlying Shares. The Corporation, or its assigns, shall have the right to purchase all or any portion of such Underlying Shares to be Transferred in the open market at the then trading price of the Common Stock by giving written notice, of its election to purchase and consummate the purchase of such Underlying Shares within five (5) business days of receipt of such notice. In the event that the Corporation does not elect to purchase any or all of such Underlying Shares, Employee shall be free to Transfer such Underlying Shares.

                              (iii)          Upon a Change of Control (as defined below), all stock options or equity securities of the Corporation held by Employee on the date of such Change of Control that are not then fully vested and exercisable shall automatically accelerate in full such that all of such stock options and/or equity securities become fully vested and exercisable. As used herein, the term “Change of Control” shall mean the consummation of any transaction or series of related transactions which results in (x) the Corporation being merged or consolidated or reorganized into or with another corporation or other legal person (including, without limitation, any reorganization, merger or consolidation, including any merger or consolidation with any affiliate of such entity), and as a result of such merger, consolidation or reorganization the stockholders of the Corporation immediately prior to such a transaction no longer have at least a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction, (y) a sale of all or substantially all of the assets of the Corporation or (z) a sale of issued and outstanding shares of capital stock of the Corporation if, as a result of such sale, the stockholders of the Corporation immediately prior to such a sale no longer have at least a majority of the combined voting power of the then-outstanding securities of the Corporation (or the purchaser in connection with such sale) immediately after such sale.

                              (d)          Vacation. During the Employment Period, Employee shall be entitled to five (5) weeks of vacation with full pay per year; provided, that any unused vacation shall not be carried over into the succeeding year.

                              (e)          Other Benefits. Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all employee benefit plans generally available to other executives of the Corporation.

     5.          Expenses. The Corporation shall reimburse Employee for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Corporation in accordance with the Corporation’s policies and procedures as in effect from time to time.

     6.          D&O Liability Insurance. The Corporation shall maintain throughout the Term the Corporation’s directors and officers liability insurance policy and Employee shall be covered thereunder at the Corporation’s expense.

     7.          Termination; Severance Benefits. (a) The Corporation may terminate the employment of Employee hereunder (i) at any time without Cause (as defined below), (ii) after Employee becomes Disabled (as defined below) or (iii) for Cause. Notice of any such termination shall be in writing and shall be effective upon receipt by Employee. The Corporation shall terminate Employee’s employment pursuant to this Section 7(a) only if (x) the Board of Directors shall have adopted a resolution directing the Corporation to effect such termination, (y) in the case of any termination for Cause, Employee shall have been provided with reasonable notice of such meeting and shall have been given the opportunity to be heard prior to the vote being taken by the Board of Directors and such resolution is adopted by the Board of Directors and (z) in the case of any termination for Disability, a personal physician selected by the Board of Directors shall have made a determination that Employee has become Disabled. Any notice of termination for Cause shall specify the particular grounds therefor in reasonable detail. As used herein, the term “Disabled” shall mean Employee becoming physically or mentally disabled or incapacitated to the extent that he has been unable to perform the essential functions of his position on account of such disabilities or incapacitation for a continuous period of three (3) months. As used herein, the term “Cause” shall mean and be limited to the following: (A) willful misconduct by Employee in the performance of his duties which causes material damage to the Corporation; (B) Employee’s conviction of or a plea of “guilty” or “no contest” to either (I) a felony or (II) a crime involving moral turpitude, deceit, dishonesty or fraud in each case under the laws of the United States or any state thereof; (C) Employee’s intentional unauthorized use or disclosure of the confidential information or trade secrets of the Corporation, which use or disclosure causes material harm to the Corporation; (D) Employee’s material breach of any of the terms or provisions of this Agreement that has not been cured, if susceptible to cure, by Employee to the reasonable satisfaction of the Corporation within fifteen (15) days; (E) Employee’s fraudulent action or personal dishonesty in connection with the performance of his duties set forth herein or (F) Employee’s failure to perform assigned reasonable and lawful duties after receiving written notification from the Board of Directors and Employee’s failure to correct such deficiencies within fifteen (15) days after receiving such written notification.

                              (b)          Employee may terminate his employment hereunder at any time (i) for any reason or (ii) for Good Reason (as defined below). Notice of any such termination shall be in writing and addressed to the Chief Executive Officer of the Corporation. As used herein, the term “Good Reason” shall mean and be limited to the following: (A) a material breach by the Corporation of any of the terms or provisions of this Agreement or any stock option agreement that has not been cured, if susceptible to cure, by the Corporation to the reasonable satisfaction of Employee within fifteen (15) days after Employee gives written notification to the Corporation of such material breach, (B) any reduction in the Base Salary or benefits as in effect immediately prior to such reduction, (C) any detrimental change or removal of Employee’s title as Vice President of Research and Development or any material diminution, on a cumulative basis, of Employee’s duties, authority or position as the chief executive officer of the Corporation or (D) the relocation of Employee, without Employee’s consent, outside the greater Boston, Massachusetts metropolitan area.

                              (c)          Employment of Employee hereunder shall terminate automatically on the death of Employee.

                              (d)          In the event that the employment of Employee is terminated pursuant to any of the provisions of this Section 7, the Corporation shall pay to Employee or the personal representative of Employee, where applicable, (i) the amount of all accrued but unpaid Base Salary to the date of such termination, (ii) the amount of all earned but unpaid bonuses, (iii) the amount of all accrued vacation and (iv) all amounts owed by the Corporation to Employee pursuant to Section 5 hereof. Except to the extent required by applicable law, all amounts payable by the Corporation to Employee under this Section 7(d) shall be paid within forty-five (45) days of the date of termination, unless such termination is pursuant to Section 7(c) hereof in which case such amounts shall be paid no later than five (5) business days following the applicable date of termination pursuant to Section 7(c) hereof.

                              (e)          In the event that the employment of Employee is terminated pursuant to Section 7(a), other than for Cause or because Employee has become Disabled, or pursuant to Section 7(b) for Good Reason, then, in addition to any payments that the Corporation shall pay to Employee pursuant to Section 7(d) above and subject to Employee’s compliance with Section 14 hereof, the Corporation shall provide severance benefits to Employee by (1) continuing to pay to Employee the Base Salary, as in effect on the date of termination, for a period equal to six (6) months after the date of termination, and (2) continuing to provide and make available to Employee all benefits to which Employee may be entitled pursuant to Section 4(e) hereof for a period equal to six (6) months after the date of termination. Payments of Base Salary pursuant to this Section 7(e) shall be made in accordance with the Corporation’s standard payroll practices. In addition, in the event that the employment of Employee is terminated and Employee is entitled to receive severance benefits pursuant to the foregoing provisions of this Section 7(e) as a result of such termination, the vesting and exercisability of all stock options or equity securities of the Corporation held by Employee on the date of termination that are not then fully vested and exercisable shall automatically accelerate such that the portion of such stock options and/or equity securities that would have become vested and exercisable during the one year period after such date if Employee’s employment not terminated shall become vested and exercisable as of such date.

                              (f)          Except as otherwise expressly provided in this Agreement or by applicable law or pursuant to the terms of any applicable employee benefit plans of the Corporation, from and after the effective date of any termination of Employee’s employment hereunder pursuant to this Section 7, the Corporation shall have no further obligations (for the payment of money or otherwise) to Employee or his personal representative, where applicable. It is understood and agreed that if Employee continues to be employed by the Corporation subsequent to the expiration of the Term such employment will be on an “at will” basis and will not be subject to any of the terms and provisions of this Agreement. Any and all obligations of the Corporation to Employee under any employee benefit plans of the Corporation shall survive any termination of Employee’s employment with the Corporation.

     8.          Confidentiality.

                              (a)          Employee shall not, at any time following the date of this Agreement, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of the Corporation any Proprietary Information (as defined below). The term “Proprietary Information” means all information of any nature whatsoever, and in any form, which at the time or times concerns or relates to any aspect of the Business and which is confidential, proprietary or not generally known to persons engaged in businesses similar to the Business. Notwithstanding the foregoing, Proprietary Information shall not include any information to the extent it becomes publicly available or generally known to persons engaged in businesses similar to the Business through no fault of Employee or any information which Employee is required to disclose as a result of a subpoena or other legal process.

                              (b)          Employee agrees that all memoranda, notes, records, databases, papers or other documents and all copies thereof, computer disks, computer software programs and the like relating to the Business (the “Business Records”) shall be the sole and exclusive property of the Corporation. Except for use for the benefit of the Corporation, Employee shall not copy or duplicate any of the Business Records, nor remove them from the Corporation’s facilities. Employee shall comply with any and all procedures which the Corporation may adopt from time to time to preserve the confidentiality of Proprietary Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature.

                              (c)          Upon termination of Employee’s employment with the Corporation for any reason whatsoever and at any other time upon the Corporation’s request, Employee (or his personal representative) shall promptly deliver to the Corporation all property described in this Section 8 which is in his possession or control.

      9.          Representation and Warranty. Employee represents and warrants to the Corporation that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Employee’s use of any information or Employee’s execution or performance of this Agreement.

     10.          Inventions, Discoveries, and Improvements. Employee acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Employee, whether by himself, or jointly with others, from the date hereof until the expiration of the Employment Period, reasonably deemed to be directly related to or pertaining in any way to the Business, shall be promptly disclosed in writing to the Board of Directors and shall be in the sole and exclusive property of the Corporation. Employee agrees to execute any assignments to the Corporation or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, at the cost of the Corporation, with respect thereto in the United States and in all foreign countries, that may be requested by the Corporation. Employee further agrees, whether or not in the employ of the Corporation, to cooperate to the extent and in the manner requested by the Corporation in the prosecution or defense of any patent claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expenses thereof shall be paid by the Corporation.

     11.          Non-Compete; Non-Solicit. Employee shall not, directly or indirectly (including through ownership, management, operation or control of any other person or entity, or by being connected with or having any interest in, as a stockholder, agent, consultant, partner or otherwise, any other person or entity):

                              (a)          own, manage, operate, control, invest in, participate in or be involved as a consultant to, employee of or equity participant in, any business venture which directly competes with the Business, for a period beginning on the date of termination pursuant to Section 7 and ending six (6) months after such date; or

                              (b)          without the express written consent of the Corporation, directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other person or entity employ or retain, as an employee or consultant, any person, who heretofore (during the one-year period ending on the date of termination pursuant to Section 7) has been employed or retained by the Corporation in connection with the Business, or who is, on the date of Employee’s termination pursuant to Section 7 employed or retained by the Corporation in connection with the Business, for a period beginning on the date of termination pursuant to Section 7 and ending on the first anniversary after such date.

     12.          Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Employee of any of his obligations under Sections 8, 10 or 11 of this Agreement the Corporation will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Employee of his obligations under such Sections Employee acknowledges and agrees that the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or other entity participating in such breach or threatened breach from violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages sustained or incurred by the Corporation as a result of such breach.

     13.          Indemnification. The Corporation shall indemnify Employee in the manner and to the extent provided in the Corporation’s Certificate of Incorporation or By-laws, each as amended and in effect on the date hereof. The provisions of this Section 13 shall survive any termination of Employee’s employment with the Corporation.

     14.          Release. Notwithstanding anything contained herein to the contrary, Employee hereby agrees that, as a condition precedent to, and in consideration for, any payment of any severance obligations provided for in Section 7(e) hereof, Employee shall execute a general release (the “Release”) waiving Employee’s right to bring or pursue any lawsuit, grievance, arbitration or administrative proceeding upon any claims Employee may have with respect to Employee’s employment with the Corporation. Employee agrees to execute such Release within three (3) days of termination of his employment without Cause or for Good Reason.

     15.          Payments Upon Death or Incapacity. Any payments due or benefits owed to Employee by the Corporation under this Agreement shall be paid or made available by the Corporation to Employee’s estate or legal representative, as the case may be, upon Employee’s death or incapacity.

     16.          Notices. All notices hereunder shall be in writing and addressed to the Corporation or to Employee at their respective addresses as set forth in the recitals to this Agreement. Each such address for notice may be changed by notice of such charge given to the other party hereto. All such notices shall be effective upon receipt.

     17.          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties hereto relating to the subject matter hereof. No amendment, waiver or modification hereof shall be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

     18.          Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the choice of law provisions thereof.

     19.          Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation to Employee hereunder shall be subject to withholding of such amounts relating to taxes as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.

     20.          Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by a court of competent jurisdiction, such provision shall be ineffective, but all other parts of this Agreement which can be effected without such illegal part shall nevertheless remain in full force and effect.

     21.          Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     22.          Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute a single original.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LE@P TECHNOLOGY, INC.

By:	/s/ Donald J. Ciappenelli	/s/ Howard Benjamin

	Name: Donald J. Ciappenelli	Howard Benjamin
Title: President and C.E.O.